FACILITIES LEASE AND
                               SERVICES AGREEMENT
                               ------------------

     This Facilities Lease and Services Agreement (Agreement) is made this 25th day of February, 1999, by and between UTMC MICROELECTRONIC SYSTEMS INC., a Delaware corporation (UTMC), UNITED TECHNOLOGIES CORPORATION, a Delaware
corporation (UTC), and HAMILTON STANDARD ELECTRONICS, INC., a Delaware corporation (HSE).

     WHEREAS, concurrently with the execution of this Agreement, UTC has sold to Aeroflex Incorporated (Aeroflex) all of the shares of capital stock of UTMC, on the terms and subject to the conditions set forth in a Purchase Agreement, dated as of the date hereof (the Purchase Agreement);

     WHEREAS, immediately prior to the date hereof, the business of HSE was conducted by UTMC as a business unit within UTMC (the CCA Unit);

     WHEREAS, immediately prior to the date hereof, UTMC provided certain rights and services to the CCA Unit and UTC provided certain rights and services to UTMC;

     WHEREAS, to facilitate the transition of the CCA Unit to HSE and the transition of UTMC to Aeroflex, the parties have agreed to enter into this Agreement; and

     WHEREAS, contemporaneously with the execution of this Agreement, HSE and UTMC are entering into an agreement for the production by UTMC of certain integrated circuits utilizing HSE-supplied wafers and dies (the Supply Agreement).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                        LEASE OF PREMISES BY UTMC TO HSE

     1.1 Building. UTMC hereby leases to HSE, and HSE hereby leases from UTMC, approximately 23,300 square feet of space in the approximately 103,000 square foot building (the Building) located at 4350 Centennial Boulevard, Colorado Springs, Colorado, as shown on the floor plan attached hereto as Exhibit A, together with the appurtenances thereto (the Premises).

     1.2 Access Road. Road access to portions of the Building is provided by UTMCs privately owned and maintained roadway shown cross-hatched on the map attached hereto as Exhibit B (the Access Road). During the Term (as defined in
Article IV), HSE and its agents, employees and invitees shall have the right to the free use of the Access Road to provide access to the Building

     1.3 Common Areas. During the Term, HSE and its agents, employees and invitees shall have the nonexclusive right to the free use of the common areas in the Building shown on Exhibits A and B hereto (the Common Areas) for the intended and normal purposes thereof, subject to reasonable rules established by UTMC. The Common Areas shall include the parking lot, sidewalks, driveways, entranceways, lobbies and other similar public areas, loading dock, rest rooms, medical and first aid facilities, corridors (but only such corridors as connect any Common Areas or any Common Area with the Premises), stairwells, lunch room, conference facilities, exercise room, locker rooms, hallways, reception area and any other area(s) designated by agreement of HSE and UTMC as Common Areas.

     1.4 Access. HSE and its agents, employees and invitees shall have access to the Premises, Access Road and Common Areas twenty-four (24) hours a day, seven
(7) days a week.

     1.5 Rights-of-Way. During the Term, HSE shall have a non-exclusive right-of-way through the Building solely for the purposes of conducting activities incidental to the permitted uses hereunder, providing the services required to be provided by HSE under Article III or V of this Agreement or to fulfill its obligations under the Supply Agreement. UTMC shall have a non-exclusive right-of-way under, over and through the Premises solely for the purposes of conducting activities incidental to UTMCs operations in the Building and providing the services required to be provided by UTMC under Articles II and III of this Agreement. In addition, UTMC and its agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, performing maintenance and making such alterations, repairs, improvements or additions to the Premises as may be required hereunder or that UTMC may deem necessary or desirable; provided, however, that UTMC shall use its best efforts to ensure that such entry, or such maintenance, alterations, repairs, improvements or additions shall not adversely affect HSEs operations in any way. UTMC, its agents and customers may also enter the Premises at reasonable times, upon prior notice and subject to reasonable conditions to protect HSE proprietary information, to the extent necessary to permit UTMC customers to observe and reasonably inspect HSE's CCA Services (as defined in Article V).

     1.6 Relinquishment of Portions of the Premises. At any time and from time to time, HSE shall have the right, exercisable by delivery of written notice to UTMC, to relinquish its right to all or any portion of the Premises. Upon any such relinquishment by HSE, UTMCs and HSEs obligations under this Agreement shall terminate with respect to such portion(s) so relinquished (subject to the provisions of Sections 4.3 and 6.6), the right to occupy and use such portion(s) shall revert to UTMC and the term Premises as used herein shall exclude such portion(s). Without limiting the generality of the first sentence of this
Section 1.6, HSE agrees to relinquish its right to, and shall vacate, on or about July 31, 1999, the approximately 2,000 square feet of the Premises indicated on Exhibit C hereto (the July 31 Footage).

                                   ARTICLE II
               FACILITY SERVICES AND RIGHTS TO USE CERTAIN ASSETS

     2.1 Facility Services. During the Term, UTMC shall provide or cause to be provided to the Building (including the Premises) and/or to HSE, as the case may be, at UTMCs own cost, those services set forth on Schedule 2.1 (the Facility Services). The Facility Services provided to HSE and/or the Premises shall at all times during the Term be of substantially the same quality as the Facility Services provided to the other parts of the Building and/or UTMC, as the other occupant of the Building; provided, however, except as otherwise expressly provided herein (or unless UTMC and HSE otherwise agree in writing), during the Term, the Facility Services provided or caused to be provided by UTMC shall be of equivalent quantity and quality to such services provided to the Premises and/or the CCA Unit, as the case may be, prior to the sale of UTMC to Aeroflex.

     2.2 Shared Tangible Assets. During the Term, HSE shall have a non-exclusive right to use those tangible assets of UTMC used by the CCA Unit in the ordinary and usual course of its business prior to the sale of UTMC to Aeroflex, subject to such reasonable rules established by UTMC (the Shared Tangible
Assets),  including  without  limitation  the Shared  Tangible  Assets listed on
Schedule 2.2. UTMC shall use its best efforts to maintain the Shared Tangible Assets in good working condition and to repair or replace (as necessary) any damaged or malfunctioning Shared Tangible Assets as soon as practicable. It is understood and agreed that , in the event of any such damage or malfunction, UTMC may utilize a third-party service provider to perform the functions or services of any damaged or malfunctioning Shared Tangible Asset on an interim basis, provided that UTMC arranges for such functions or services also to be provided to HSE at no cost to HSE.

                                  ARTICLE III
                              OPERATIONAL SERVICES

     3.1 UTC Services. During the period of the Term in which HSE actually occupies any portion of the Premises pursuant to this Agreement, and subject to the provisions of Section 6.12, UTC shall provide or cause to be provided to the Building and/or to UTMC, as the case may be, at UTCs own cost, those services set forth on Schedule 3.1 (the UTC Services). The UTC Services provided to the Building and/or UTMC shall be of substantially the same quality as the UTC Services provided to the Building and/or HSE (to the extent applicable), as the other occupant of the Building; provided, however, except as otherwise expressly provided herein, the UTC Services provided or caused to be provided by UTC shall be of equivalent quantity and quality to such services provided to the Building and/or UTMC, as the case may be, prior to the sale of UTMC to Aeroflex.

     3.2 UTMC Services. During the Term, UTMC shall, in addition to the Facility Services, provide or cause to be provided to the Premises and/or to HSE, as the case may be, at UTMCs own cost, those services set forth on Schedule 3.2 (the UTMC Services). The UTMC Services provided to HSE and/or the Premises shall at all times during the Term be of substantially the same quality as the UTMC Services provided to the Building and/or UTMC, as the other occupant of the Building; provided, however, except as otherwise expressly provided herein, the UTMC Services provided or caused to be provided by UTMC shall be of equivalent quantity and quality to such services provided to the Premises and/or the CCA Unit, as the case may be, prior to the sale of UTMC to Aeroflex.

     3.3 Updating. The parties have exercised due diligence in preparing this Agreement and the Schedules, which Schedules are intended to describe all of the services that the parties agree are to be provided by UTC to UTMC and by UTMC to HSE. The parties acknowledge, however, that the complexity of the transactions contemplated by this Agreement may result in incomplete Schedules. Accordingly, each party will promptly notify the others if it becomes aware of items that were inadvertently omitted from or included on a Schedule, or additional information which, if known at the time a Schedule was originally prepared, would have caused the parties to have prepared the Schedule in a different manner. The parties will cooperate in good faith to promptly update the Schedules as necessary and appropriate to reflect any additional items or information that are discovered after the execution of this Agreement.

     3.4 Inventory Management. HSE shall have the exclusive right to manage and control, and shall retain title and risk of loss to, all Circuit Card Assembly materials and HSE wafer and die inventory located within the caged HSE Materials Center on the Premises. HSE will be responsible for maintaining UTMC materials within such caged Materials Center in an environmentally proper and physically safe manner as they have been maintained prior to the sale of UTMC to Aeroflex and shall be liable to UTMC for loss of or damage to such UTMC materials caused by the negligence or willful misconduct of HSE or its employees. UTMC authorized personnel will be allowed access for the management and control of UTMCs materials used in connection with the provision by HSE of CCA Services (as defined in Section 5.2 below) or the IC manufacturing process, such as UTMC wafers, die, packages and lids. UTMC shall acquire responsibility for storage conditions of, and the right to physically control, such UTMC materials upon receipt from HSE of written notice of HSEs intention to vacate the Premises within 90 days of the date of such notice. Upon delivery and receipt of such notice, HSE and UTMC shall use their best efforts to minimize any disruption caused by such transfer to UTMC of the right to physically control UTMCs materials.

     3.5 Severability of Services and Rights Provided. This Agreement shall be construed as a separate and independent agreement for each and every service and right provided under this Agreement. Each of the Schedules is hereby incorporated in its entirety by reference herein. Any specific service or right may be terminated at any time by the recipient of such service or beneficiary of such right by delivery of written notice to such effect to the provider thereof. Any termination of this Agreement with respect to any service or right shall not terminate the Agreement with respect to any other service or right then being provided pursuant to this Agreement.

                                   ARTICLE IV
                           TERM; RENT AND SERVICE FEE

     4.1 Term. The term of this Agreement shall commence on the date hereof and shall expire at midnight on the second anniversary of the date hereof (the Initial Term); provided, however, that HSE shall have the right to extend the term of this Agreement for an additional twelve-month period, expiring at midnight on the third anniversary of the date hereof (the Extension Term) by providing UTMC with written notice of HSEs intention to extend, which notice to be effective must be received by UTMC not later than 180 days prior to the expiration of the Initial Term. The Initial Term, together with the Extension Term (if any) are herein collectively referred to as the Term. Notwithstanding the foregoing, in the event this Agreement shall be terminated in accordance with Article VI or otherwise by agreement of all of the parties hereto, the Term shall expire on the date of such termination.

     4.2 Rent and Service Fee. In consideration of the leasehold interests granted and rights and services to be provided by UTMC hereunder, and taking in account the services to be provided by UTC to UTMC set forth in Article III, HSE shall pay to UTMC as rent and a net service fee (Rent and Service Fee) with respect to the Initial Term the sum of Six Million U.S. Dollars ($6,000,000), payable in twenty-four (24) equal monthly installments of Two Hundred Fifty Thousand U.S. Dollars ($250,000), beginning on the first day of the month following the date hereof. In the event that HSE exercises its option to extend this Agreement for the Extension Term, HSE shall pay to UTMC a reasonable Rent and Service Fee with respect to such Extension Term, to be agreed upon at the time between UTMC and HSE acting in good faith based upon the square footage of the Premises to be occupied by HSE and the services to be provided by UTMC and UTC during the Extension Term, not to exceed One Hundred Twenty- Eight U.S. Dollars and Seventy-Six Cents ($128.76) times the number of square feet of the Premises as of the first day of the Extension Term (after any adjustments to the Premises in accordance with the provisions of Section 1.6 hereof), payable in twelve equal monthly installments beginning on the first day of the month following the first day of the Extension Period.

     4.3 Abatement of Rent and Service Fee. In the event that UTMC physically occupies any portion of the Premises relinquished by HSE pursuant to Section 1.6 during the Initial or Extended Term, other than the July 31 Footage, then the Rent and Service Fee payable under Section 4.2 shall be abated by a reasonable amount, to be agreed upon at the time between UTMC and HSE, based upon the square footage of the Premises so relinquished and effective as of the monthly installment payable on the first day of the month following such occupancy by UTMC and each month thereafter for the remainder of the Initial or Extended Term, as the case may be. Except as specifically provided herein, there shall be no abatement of the Rent and Service Fee by reason of any relinquishment of any portion of the Premises by HSE pursuant to Section 1.6 (including, without limitation, the relinquishment of the July 31 Footage).

                                   ARTICLE V
                  ADDITIONAL SERVICES; ALLOCATION OF EXPENSES

     5.1 Reliability and Material Analysis Services. During the Initial Term, UTMC will provide HSE with failure analysis services on substantially the same terms and conditions, including, without limitation, response time, as UTMC provided to the CCA Unit during the 1998 calendar year. In consideration for UTMCs provision of such services, HSE shall pay to UTMC an annual amount equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000), which shall be in addition to the Rent and Service Fee specified in Section 4.2 hereof. Such payment shall be made in equal monthly installments of Twenty Thousand Eight Hundred Thirty-Three U.S. Dollars ($20,833), beginning on the first day of the month following the date hereof.

     5.2 Circuit Card Assembly Services. During the Term, upon request, HSE will provide circuit card assembly services (CCA Services) to UTMC, for so long as and to the extent that HSE has the manufacturing and assembly capability in the Premises to do so. Such services shall be rendered on the following terms and conditions:

     5.2.1 All CCA Services will be rendered on a purchase order basis. In addition to setting forth in sufficient specificity the work to be performed (which may cross- reference information previously set forth in a bid or quote), the purchase order will specify the extent to which HSE is to procure materials, parts and components to be assembled.

     5.2.2 If a purchase order specifies that HSE is to procure materials, parts or components, UTMC shall pay to HSE, in addition to the labor charges set forth below, the cost to HSE of such materials, parts and components, plus thirteen percent (13.0%) (Component Costs). HSE shall be entitled to invoice UTMC for Component Costs upon delivery of the materials, parts and components to HSE. Such invoice shall be due and payable by UTMC within thirty (30) days of receipt.

     5.2.3 For CCA Services with respect to which HSE provides a quote during the Term, HSE shall provide such services at a rate of One Hundred U.S. Dollars ($100) per quoted direct labor hour.

     5.2.4 HSE shall be entitled to invoice UTMC, in accordance with the provisions of Section 5.2.3, for the direct labor charges in respect of a purchase order upon completion of the work that is the subject of the purchase order. Such invoice shall be due and payable by UTMC within thirty (30) days of receipt.

     5.2.5 Unless otherwise specified in the purchase order or agreed by UTMC and HSE, all circuit cards assembled by HSE for UTMC shall be delivered to UTMC upon completion.

     5.2.6 For administrative convenience, UTMC and HSE may by mutual agreement implement the foregoing terms and conditions through a blanket purchase order and release orders for specific products based upon quotes from HSE.

     5.3 Common Carrier Expenses. Promptly following the date hereof, UTMC will enter into a separate contract with common carriers for the shipment of its goods and products. Until such time, however, UTMC and HSE shall each be responsible for its respective, pro rata share of the total combined freight and transportation expenses of the two companies. HSE and UTMC will work together in good faith to implement appropriate administrative measures to enable the parties to determine such pro rata shares.

     5.4 Additional Services. Nothing contained in this Agreement shall be deemed to prohibit any party hereto from agreeing to render additional services to another party hereto, at a price to be determined by the affected parties.

                                   ARTICLE VI
                            SUPPLEMENTAL PROVISIONS

     6.1 Authorized Use. HSE may use the Premises for general office purposes and for the assembly of circuit cards and any other use incidental thereto not prohibited by Applicable Laws (as defined below). HSE shall not commit any waste of the Premises nor use or permit the use of the Premises in any manner that creates a nuisance.

     6.2 Condition of the Premises; Peaceable Possession. HSE acknowledges that it has inspected the Premises and accepts them in their present AS IS condition, except as otherwise expressly set forth herein. UTMC warrants that HSE shall have peaceable possession and quiet enjoyment of the Premises during the Term.

     6.3 Compliance with Laws. UTMC shall comply with all applicable laws, ordinances, rules, regulations, standards and other requirements of governmental authorities, in each case whether local, state or federal, as now or hereafter in effect (Applicable Laws) regarding the Premises, except to the extent such Applicable Laws relate to the use of the Premises and with which only HSE can comply, such as laws governing maximum occupancy, workplace smoking and illegal business operations, with which HSE hereby agrees to comply.

     6.4 Payment of Taxes. UTMC shall pay before delinquency all real property taxes with respect to the Building and the land on which it is situated. Each of HSE and UTMC shall pay all personal property and income taxes relating to the equipment and inventories owned by it and the operation of its business.

     6.5 Repairs and Maintenance.

     6.5.1 UTMC shall, upon HSEs request and at HSEs sole cost and expense (which cost and expense shall be equal to UTMCs direct cost for such repair or replacement), make or cause to be made repairs and replacements to the Premises or Building needed because of HSEs misuse or negligence, except to the extent UTMC files a claim with and actually recovers in respect of such repairs or replacements from a third- party insurance carrier.

     6.5.2 Other than the repairs that are the responsibility of HSE pursuant to
Section 6.5.1, UTMC shall pay for and make or cause to be made all repairs and replacements to the Premises, Common Areas, Building and Access Road necessary to maintain the same in good order, including, without limitation:

 .    All structural  maintenance  and repairs that may be reasonably  necessary, including but not limited to repairs of the foundation, walls, floors, windows, roof, and exterior painting;

 .    Adequate maintenance and repair of:

 .    the plumbing, electrical, heating and air-conditioning systems;

 .    all interior walls, ceilings, doors, windows, floors and floor coverings of the Premises;

 .    all areas and facilities making up the Common Areas; and

 .    the  sidewalks,   driveways,   service  areas,  curbs,  parking  areas  and
     landscaping, including snow and ice removal.

     6.6 Removal of Property. At the end of the Term, as well as upon any relinquishment of a portion of the Premises by HSE pursuant to Section 1.6, HSE shall surrender to UTMC the Premises or such portion thereof, as the case may be, in as good order and repair as of the date hereof, broom clean, except for
(i) ordinary wear and tear, (ii) damage by the elements, fire and other casualty not the result of HSEs misuse or negligence, (iii) taking under power of eminent domain and (iv) alteration permitted by UTMC under this Agreement unless consent thereto was conditioned upon HSEs removal thereof at the end of the Term. All of HSEs machinery, equipment, shelving, fixtures, furniture and personal property (HSEs Property) shall be and shall remain the property of HSE and at any time during the Term HSE may, at its option, remove all HSEs Property installed or owned by HSE and located in the Building, and on or before the last day of the Term, or the date on which HSE shall relinquish a portion of the Premises pursuant to Section 1.6, HSE shall remove all HSEs Property installed or owned by HSE and located in the Building or in such relinquished portion, as the case may be, and HSE agrees to pay for the repair of any damage to the Premises that may be caused by the removal of such items.

     6.7 Casualty Insurance.

     6.7.1 During the Term, UTMC shall maintain in full force, or cause to be maintained in full force, all-risk property insurance covering the Building, including the Premises, insuring against such hazards, casualties and contingencies as are normally and usually covered by extended coverage policies in effect where the Building is located, to the extent of eighty percent (80%) of the full replacement cost of the Building subject to a Five Hundred Thousand U.S. Dollar ($500,000) deductible.

     6.7.2 With respect to any insurance that UTMC is required to procure pursuant to this Section 6.7. and Section 6.9 below, UTMC shall promptly deliver to HSE the corresponding policies or certificates of insurance, in form reasonably satisfactory to HSE. UTMC shall procure and pay for all renewals of such insurance from time to time before the expiration thereof, and shall deliver to HSE evidence of such renewal at least thirty (30) days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in Colorado. The proceeds of policies providing all-risk property insurance shall be payable to UTMC and HSE as their interests may appear.

     6.8 Waiver of Subrogation. UTMC and HSE shall each obtain from their respective insurance carriers a waiver of subrogation rights endorsement waiving such rights against such other party and its agents, employees and rights endorsement invitees. UTMC and HSE hereby waive all rights to recover against each other for any loss or damage arising from any cause to the extent the party suffering such loss or damage files a claim with and actually recovers in respect of such loss or damage from a third-party insurance carrier. Such waiver shall not apply to any loss or damage caused by a partys willful misconduct.

     6.9 Public Liability Insurance. During the Term, UTMC shall obtain and keep in full force, or cause to be obtained and kept in full force, for benefit of UTMC and HSE, a commercial general liability policy of insurance against claims for bodily injury, death and property damage occurring in, on or about the Building and the Access Road with limits of not less than $10,000,000 combined single limit for bodily injury and property damage liability in any one occurrence. HSE shall be named as an additional insured on such policy.

     6.10 Damage and Destruction.

     6.10.1 If, during the Term, the Premises or any part of the Building which provides any mode of access to the Premises, or which provides essential services to the Premises including, without limitation, the Common Areas and the Access Road (the Relevant Space), is damaged or destroyed in part or whole from any cause not the result of misuse or negligence of HSE or its agents, employees or invitees and UTMC has determined in its reasonable discretion (which determination shall be made and notice thereof shall be sent to HSE no later than the thirtieth (30th) day following the date on which the damage occurs (the Determination Date)) that the Relevant Space can be substantially repaired and restored within ninety (90) days from the date of damage, then UTMC shall, at its sole cost and expense, use its best efforts to promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before such damage. Such repair and restoration shall be made within ninety (90) days from the date of the damage. If the Relevant Space is not repaired and restored within ninety (90) days from the date of the damage, then HSE may terminate this Agreement at any time after the ninetieth (90th) day but no later than the one hundred twentieth (120th) day following the date on which such damage occurred, provided that HSE determines in its reasonable discretion that the Relevant Space constitutes a material portion of the leasehold estate granted to HSE hereunder, that the damage or destruction results in material interference with an essential service to be provided hereunder to HSE, or that the damage or destruction otherwise materially interferes with the conduct by HSE of its business. The Rent and Service Fee shall be abated from the date upon which damage occurs through and including the date upon which the repair and restoration are completed, in proportion to that part of the Premises that is unfit for the purposes for which HSE was using the Premises immediately prior to the damage. The abatement shall take into account the nature and extent of interference with HSEs use of the Premises due to damage to all of the Relevant Spaces and HSEs loss of access and essential services. It is understood and agreed that such an abatement may require a refund by UTMC to HSE of Rent and Service Fee already paid by HSE with respect to such abatement period.

     6.10.2 If (i) UTMC determines in its reasonable discretion that the damage to the Relevant Space cannot be repaired and restored within such ninety (90) day period and (ii) HSE determines in its reasonable discretion that the Relevant Space constitutes a material portion of the leasehold estate granted to HSE hereunder, that the damage or destruction results in material interference with an essential service to be provided hereunder to HSE, or that the damage or destruction otherwise materially interferes with the conduct by HSE of its business, and provided that HSE delivers written notice of such determination to UTMC within seven days after the Determination Date, then either UTMC or HSE may, within ten days after the Determination Date, terminate this Agreement by giving written notice to the other parties. If neither UTMC nor HSE elects to terminate this Agreement, UTMC, at its sole cost and expense, will promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before such damage. In such event, the Rent and Service Fee shall be abated from the date upon which the damage occurs through and including the date upon which the repair and restoration are completed, in proportion to that part of the Premises that is unfit for the purposes for which HSE was using the Premises immediately prior to the damage. Such abatement shall take into account the nature and extent of interference with HSEs use of the Premises due to damage to all of the Relevant Spaces and HSEs loss of access and essential services. It is understood and agreed that such an abatement may require a refund by UTMC to HSE of Rent and Service Fee already paid by HSE with respect to such abatement period.

     6.10.3 If UTMC fails to send HSE notice of its determination with respect to the time needed for the repair and restoration referred to above, then HSE shall have the right, within forty-five (45) days after the date of damage, to terminate this Agreement upon written notice to UTMC.

     6.10.4 If either  party  terminates  this  Agreement  as  permitted in this
Section 6.10, the Rent and Service Fee shall be payable pro rata up to the date of termination and shall take into account any abatement resulting from the provisions of this Section 6.10. Upon such termination, UTMC shall promptly refund to HSE any prepaid Rent and Service Fee.

     6.11 Eminent Domain. If the whole or any substantial part of the Relevant Space is taken by public authority under the power of eminent domain for either a permanent or temporary use exceeding ninety (90) days, HSE, at its option, may terminate this Agreement or continue in any portion of the Premises remaining untaken under the terms and conditions of this Agreement, except that the Rent and Services Fee shall be reduced in proportion to the portion of Premises taken or that portion of the Premises which, due to such taking, is unfit for the purposes for which HSE was using the Premises immediately prior to such taking. The reduction in the Rent and Service Fee shall taken into account the nature and extent of interference with HSEs use of the Premises due to the taking of the Relevant Space and HSEs loss of access and essential services. Whenever any portion of the Premises shall be taken under the power of eminent domain, and if HSE does not terminate this Agreement as provided above, UTMC shall make any reasonably necessary alternations so as to make the remaining Premises a complete unit. In the event of any such taking, the entire award will be paid to UTMC and HSE will have no right or claim to any part of it; provided, however, that HSE shall have the right to assert a claim against the condemning or taking authority for HSEs moving expenses, business dislocation damages, HSEs personal property and fixtures, leasehold improvements owned by HSE and HSEs leasehold estate and shall be entitled to retain any award thereafter. If HSE terminates this Agreement as permitted in this Section 6.11, the Rent and Service Fee shall be payable pro rata up to the date of termination and shall take into account any abatement resulting from the provisions of this Section 6.11. Upon such termination, UTMC shall promptly refund to HSE any prepaid Rent and Service Fee.

     6.12 UTMCs Right to UTC Services. If HSE provides written notice to UTMC of its intent to terminate this Agreement as permitted in Section 6.10 or Section
6.11 and UTMC shall have provided written notice to UTC within fifteen (15) days of such date of such notice that UTMC desires to continue to receive the UTC Services for the duration of the Term, then the provisions of this Agreement pertaining to the rights and obligations of UTC and UTMC with respect to the UTC Services (but only such rights and obligations) shall survive such termination, in accordance with Section 3.5. In the event UTMC elects, in the manner and within the time period specified above, to continue to receive the UTC Services, UTC shall be entitled to invoice UTMC for such services at a rate equal to the actual costs and expenses incurred by UTC in connection with the provision of the UTC Services to UTMC. Such invoices will be due and payable by UTMC within thirty (30) days of receipt thereof.

     6.13 Alterations. HSE agrees not to make any material alterations, improvements or additions to the Premises except as set forth in this Section
6.13. HSE shall have the right at its own expense with the prior written consent of UTMC, which consent shall not be unreasonably withheld or delayed, to make such alterations, additions, installations, changes and improvements to the Premises (HSE Improvements) as may be necessary for HSEs purposes, provided, that such HSE Improvements (i) comply with Applicable Laws, (ii) comply with the reasonable requirements of UTMC and (iii) shall not change the general character of the Building or the Premises or diminish the value thereof below its fair market value prior to such HSE Improvements. As a condition to giving any such consent, UTMC may reasonably require that HSE remove any such HSE Improvements at the end of the Term and restore the Premises to their original condition (subject to the provisions of Section 6.6). HSE shall keep the Premises and Building free from all mechanics and materialmens liens in connection with the making of any HSE Improvements.

     6.14 Assignment and Subletting. This Agreement may not be assigned by UTMC, UTC or HSE without the prior written consent of the other parties, except as follows:

     (i) Each of HSE, UTC and UTMC may assign this Agreement to any corporation, limited liability company or partnership resulting from the merger or consolidation of such party or to any entity that acquires all or substantially all of such partys assets as a going concern, as long as such entity assumes the obligations of assignor. In the event of any assignment of this Agreement, the assignor (to the extent it shall continue in existence) shall guarantee the performance of the assignees obligations hereunder; and

     (ii) HSE may sublet the Premises to any corporation, limited liability company or partnership that controls, is controlled by or is under common control with HSE, provided that the Premises are to be used in connection with operations substantially similar to the operations of HSE or other operations compatible with UTMCs activities in the Building. In the event of any such subletting of the Premises, HSE shall guarantee the performance of the subtenants obligations hereunder.

     6.15 Environmental Matters.

     6.15.1 During the Term, each of HSE and UTMC shall (i) comply with all Environmental Laws (as defined below) concerning or relating to the use, storage or disposal of Chemical Substances (as defined below) and (ii) operate its business in compliance with the conditions of all permits necessary under the Environmental Laws and maintain all such permits valid and in force. HSE shall also comply with UTMC's reasonable rules and requirements regarding the management, use, storage and disposal of Chemical Substances. Chemical Substance means any chemical substance, including but not limited to, petroleum or any fraction thereof; asbestos or asbestos-containing material; polychlorinated biphenyls; tetrahydrofuran; methylene chloride; methylethylketone or chlorofluorocarbons; and without limitation, any substances, materials, or wastes which are identified or regulated under the Clear Air Act, as amended;

the Clean Water Act, as amended; the Occupational Safety and Health Act, as amended; the Toxic Substances Control Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act, as amended; or any analogous state, local or other Environmental Law. Environment includes real property and the physical buildings and structures thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, flora and fauna; Environmental Laws means all Applicable Laws as (now or hereafter in effect) relating to human health or safety or pollution, protection or clean up of the Environment, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, The Clean Air Act, the Occupational, Safety and Health Act, and the provisions of the laws of the State of Colorado applicable to environmental, health and safety matters and any regulations promulgated thereunder. Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment.

     6.16 Hold Harmless and Indemnity.

     6.16.1 HSE shall indemnify, defend and hold harmless UTMC from and against any and all losses, costs, damages, claims, liabilities (whether based on strict liability or otherwise), demands, judgments or expenses whatsoever (including reasonable legal fees and expenses) (Losses) arising out of or in connection with:

     (i) any personal injury, death or property damage resulting from incidents occurring in or about the Premises and the Common Areas and caused by HSE or its agents, employees or invitees;

     (ii) any breach or default in the performance of any covenant or obligation to be performed by HSE under this Agreement, other than a breach or default in the performance of the covenants and obligations set forth in Section 6.15.1;

     (iii)any contamination of soil, water, air or groundwater on or at the Building or the land upon which it is situated to the extent that such contamination is attributable to actions or omissions to take actions of HSE or any of its employees, agents or invitees respecting such land, the Building or Premises during the Term;

     (iv) any contamination of soil, water, air or groundwater at any property other than the land upon which the Building is situated that is caused by or results from the generation, use, disposal or Release of any Chemical Substance by HSE at or from the Building (including the Premises) or the land upon which it is situated; or

     (v) any breach or default in the performance of any covenant or obligation to be performed by HSE under Section 6.15.1.

provided that, in the case of (i) and (ii) above, HSE receives written notice of UTMCs claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the date one (1) year following the earlier of (x) the last day of the Term and (y) the date on which this Agreement is terminated by HSE pursuant to Section 6.10 or 6.11; and that, in the case of (iii), (iv) and
(v) above, HSE receives written notice of UTMCs claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the date five
(5) years following the earlier of (x) the last day of the Term and (y) the date on which this Agreement is terminated by HSE pursuant to Section 6.10 or 6.11.

     6.16.2 UTC shall indemnify, defend and hold harmless UTMC from and against any and all Losses arising out of or in connection with any breach or default in the performance of any obligation to be performed by UTC under this Agreement; provided that UTC receives written notice of UTMCs claim in respect of such Losses, specifying in detail the basis therefor, on or before the date one (1) year following the earlier of (x) the last day of the Term and (y) the date on which this Agreement is terminated by HSE pursuant to Section 6.10 or 6.11 if UTMC fails to duly exercise its rights pursuant to Section 6.12.

     6.16.3 UTMC shall indemnify, defend and hold harmless HSE and UTC from and against any and all Losses arising out of or in connection with:

     (i) any personal injury, death or property damage resulting from incidents occurring in or about the Building (including the Premises) and the land upon which it is situated and caused by UTMC or its agents, employees or invitees;

     (ii) any breach or default in the performance of any obligation to be performed by UTMC under this Agreement, other than a breach or default in the performance of the covenants and obligations set forth in
          Section 6.15.1;

     (iii)any contamination of soil, water, air or groundwater on or at the Building or the land upon which it is situated; provided, however, that UTMC shall have no obligation to indemnify HSE for contamination to the extent that such contamination is attributable to actions or omissions to take actions of HSE or any of its agents, employees or invitees respecting such land, the Building or Premises during the Term;

     (iv) any contamination of soil, water, air or groundwater at any property other than the land upon which the Building is situated that is caused by or results from the generation, use, disposal or Release of any Chemical Substance by UTMC at or from the Land or Building (including the Premises) or the land upon which it is situated; or

     (v) any breach or default in the performance of any covenant or obligation to be performed by UTMC under Section 6.15.1.

provided that, in the case of (i) and (ii) above, UTMC receives written notice of HSEs claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the date one (1) year following the earlier of (x) the last day of the Term and (y) the date on which this Agreement is terminated by HSE pursuant to Section 6.10 or 6.11; and that, in the case of (iii), (iv) and (v) above, UTMC receives written notice of HSEs claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the date five (5) years following the earlier of (x) the last day of the Term and
(y) the date on which this  Agreement is  terminated  by HSE pursuant to Section
6.10 or 6.11; and

provided further that, in the case of (i) and (ii) above, UTMC receives written notice of UTCs claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the date one (1) year following the earlier of
(x) the last day of the Term and (y) the date on which this Agreement is terminated by HSE pursuant to Section 6.10 or 6.11 if UTMC fails to duly exercise its rights pursuant to Section 6.12; and that, in the case of (iii),
(iv) and (v) above, UTMC receives written notice of UTCs claim in respect of such Losses, specifying in reasonable detail the basis therefor, on or before the date five (5) years following the earlier of (x) the last day of the Term and (y) the date on which this Agreement is terminated by HSE pursuant to
Section  6.10 or 6.11 if UTMC  fails to duly  exercise  its rights  pursuant  to
Section 6.12.

     6.16.4 Notwithstanding Sections 6.16.1, 6.16.2 and 6.16.3, any claim for any Loss that HSE, UTC or UTMC may have against another under such Sections shall be reduced to the extent such party files a claim with and actually recovers in respect of such Loss from a third-party insurance carrier.

     6.16.5 The rights and remedies under this Section 6.16 shall be deemed to be exclusive of all other rights and remedies that would otherwise be available to the parties hereto; provided that each of the parties hereto shall have the right to enforce their respective rights hereunder by an action or actions for specific performance, injunction or other appropriate equitable remedy.

     6.17 Method of Asserting Claims, etc. The party or parties making a claim under Section 6.10 is, for purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under such Section is, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by an Indemnified Party under this Agreement shall be asserted and resolved only as follows:

     6.17.1 In the event that (i) any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party (such claim or demand, a "Third Party Claim") or (ii) any Indemnified Party hereunder should have a claim or demand against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party (such claim or demand a "Direct Claim"), the Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible to determine (which estimate shall not be conclusive of the final amount of such claim or demand) (a "Claim Notice"); provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.

     6.17.2 In the event of a Third Party Claim, the Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto. In the event an Indemnifying Party shall retain such counsel, an Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of the Indemnified Party's counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm qualified in such jurisdiction to act as counsel for the Indemnified Party. No Indemnifying Party shall be liable to an Indemnified Party for any settlement of any action or claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or (ii) includes a statement or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

     6.17.3 In the event of a Direct Claim, if the Indemnifying Party notifies the Indemnified Party within sixty (60) days of receipt of a Claim Notice that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately.

                                  ARTICLE VII
                                  MISCELLANEOUS

     7.1 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might be applicable under the principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

     7.2 Notices. Unless otherwise specifically provided herein, all notices, consents, demands, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any party hereto shall be in writing and shall become effective when telecopied (provided a copy thereof is placed in the U.S. mail, postage prepaid, within 24 hours after telecopied), delivered by hand or overnight courier or three (3) business days after being mailed by registered first-class mail, postage prepaid, return receipt requested, and addressed to such party as provided below or at such other address as shall have been designated by such party for purposes of notice hereunder by notice to the other party hereto:

        If to UTMC:

                UTMC Microelectronic Systems Inc.
                4350 Centennial Boulevard
                Colorado Springs, Colorado, 80907
                Telecopier: 719-594-5541
                Attention: President

        With required copy to:

                Aeroflex, Incorporated
                35 South Service Road
                Plainview, New York 11803
                Telecopier: 516-694-4823
                Attention: President

        If to HSE:

                Hamilton Standard Electronics, Inc.
                4350 Centennial Boulevard
                Colorado Springs, Colorado, 80907
                Telecopier:  719-594-8501
                Attention:  President

        With required copy to:

               United Technologies Corporation
               Hamilton Standard Division
               One Hamilton Road, M/S 1-3-BC27
               Windsor Locks, CT  06096-1010
               Fax:  860-654-2621
               Attention:  Vice President, Contracts and Counsel

        If to UTC:

               United Technologies Corporation
               Hamilton Standard Division
               One Hamilton Road, M/S 1-3-BC27
               Windsor Locks, CT  06096-1010
               Fax:  860-654-2619
               Attention:  Presidents Office

With required copy to:

               United Technologies Corporation
               Hamilton Standard Division
               One Hamilton Road, M/S 1-3-BC27
               Windsor Locks, CT  06096-1010
               Fax:  860-654-2621
               Attention:  Vice President, Contracts and Counsel

     7.3 Dispute Resolution Procedure. Each party agrees that any legal disagreement, dispute, controversy or claim arising out of or relating to this Agreement, the interpretation hereof, the relationship contemplated hereby, or the breach, termination or invalidity hereof (a Legal Dispute) shall be settled as set forth below. Except as specifically provided in Section 7.3.4, it is understood and agreed that no action at law or equity in respect of any Legal Dispute shall be commenced until the dispute resolution mechanism set forth below has been exhausted completely.

     7.3.1 In the event a Legal Dispute arises, upon written request of UTMC, on the one hand, or UTC or HSE, on the other, the President of each of UTMC and HSE shall meet within ten (10) days of such request to attempt through good faith negotiation to reach a common decision concerning the Legal Dispute. If a resolution is reached it will be binding upon the parties hereto.

     7.3.2 If the President of UTMC and the President of HSE have not been able to resolve the Legal Dispute within fifteen (15) days following such written request, then the President of the Hamilton Standard Division of UTC shall meet with the President of Aeroflex to attempt through good faith negotiation to reach a common decision concerning the Legal Dispute. If a resolution is reached it will be binding upon the parties hereto.

     7.3.3 In the event the President of the Hamilton Standard Division and the President of Aeroflex have not been able to resolve the Legal Dispute within thirty (30) days following such written request, the parties to the Legal Dispute shall be free to pursue any and all available remedies at law or in equity.

     7.3.4 This Section 7.3 shall not prohibit or limit in any way any party hereto from seeking or obtaining preliminary or interim injunctive or other equitable relief from a court of competent jurisdiction.

     7.4 No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party hereto be liable to another for any special, punitive, incidental or consequential damages.

     7.5 Benefits Cumulative. Each and every right, remedy and benefit provided by this Agreement shall be cumulative and shall not be exclusive of any other of said rights, remedies, and benefits allowed by law.

     7.6 Waiver. Waiver by any party of strict performance of any provision of this Agreement shall not be a waiver of or prejudice the partys right to require strict performance of the same provision in the future. Any waiver, to be effective, must be in writing and signed by the party waiving compliance.

     7.7 Legally Binding. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

     7.8 Section Headings. Section headings are inserted in this Agreement for convenience only and are not to be construed as restricting the meaning of the section to which they refer.

     7.9 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto (as such Schedules may be updated pursuant to Section 3.3) embody the entire agreement of the parties with regard to the subject matter of this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, between the parties to it and may not be amended except in a writing signed by the party affected by the change.

     7.10 Recording. At the request of HSE, the parties shall promptly execute and record, at HSEs cost and expense, a short form agreement or memorandum of agreement describing the Premises and stating the Term and such other information as is appropriate to effect a valid filing.

     7.11 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Agreement will not be affected and shall continue in effect and be enforceable to the fullest extent permitted by law.

     7.12 Construction Against Drafter. UTMC, UTC, HSE and each of their advisors agree that this Agreement is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of UTMC, UTC or HSE or against UTMC, UTC or HSE merely because of their efforts in preparing it.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized, as of the day and year first above written.



                              UTMC MICROELECTRONIC SYSTEMS INC.

                              By:  /s/ Michael Gorin
                                      Name:
                                      Title:


                              HAMILTON STANDARD ELECTRONICS, INC.

                              By: /s/ Tom Rogan
                                      Name:
                                      Title:


                                      UNITED TECHNOLOGIES CORPORATION
                                      Hamilton Standard Division


                              By:  /s/ Chester Paul Beach, Jr.
                                       Name:  Chester Paul Beach, Jr.
                                       Title: Vice President,
                                              Contracts and Counsel




Agreed with respect to Section 7.3 only:

AEROFLEX, INC.


By:________________________________
     Name:  Michael Gorin
      Title:   President